EXHIBIT 10.1

July 27, 2011
Mr. Charles J. Burdick
28 Princess Gate Court
London SW7 2QJ
United Kingdom

Dear Mr. Burdick,

Reference is made to the letter between you and Comverse Technology, Inc. dated March 9, 2011 (the “Employment Letter”).

You and the Company wish to amend the Employment Letter to make certain revisions in accordance with the terms and conditions herein and, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, we hereby, intending to be legally bound, covenant and agree as follows:

1.	Section 2 of the Employment Letter is hereby amended by adding the following sentence to the end of such section:

“If your employment is terminated by the Company without Cause in connection with or within one (1) year after a Change in Control (as defined in the Deferred Stock Award Agreement relating to the DSUs referenced below), you will be entitled a pro-rata share of your on-target bonus opportunity for the fiscal year in which such termination occurs based on the number of days you are employed during such year to the extent that the bonus with respect to such fiscal year has not yet been paid.”

2.	Section 5 of the Employment Letter is deleted and replaced in its entirety with the following:

“You will be entitled to receive (i) an equity award in the form of deferred stock units (“DSUs”) under the Company’s stock incentive plans for a number of shares of the Company’s common stock equal to a value of $1,060,000 for your service as Executive Chairman and Chief Executive Officer for the balance of Fiscal 2011 (with the number of DSUs to be awarded to be based upon the closing price per share of the Company’s common stock on July 27, 2011) and (ii) during your period of service as Executive Chairman and Chief Executive Officer from and after February 1, 2012, you will be entitled to receive DSUs under the Company’s stock incentive plans for a number of shares of the Company’s common stock equal to a value of $400,000 per quarter (with the number of DSUs to be awarded to be based upon the closing price per share of the Company’s common stock on the last trading day of each fiscal quarter and with the DSUs to be issued quarterly in arrears and prorated for any partial quarters).  The DSUs to be granted pursuant to this letter agreement shall be granted pursuant to the Company’s form of Deferred Stock Award Agreement applicable to grants to directors and vest on the first anniversary of the date of grant, subject to acceleration in certain circumstances, and the shares underlying such DSUs shall be delivered on the first anniversary of the date of grant.”

If the foregoing correctly sets forth our understanding, please sign a duplicate of this letter where indicated below and return it to the undersigned.

Sincerely,

/s/ Shefali Shah
Shefali Shah
SVP, General Counsel
AGREED:

/s/ Charles J. Burdick
Charles J. Burdick